EXHIBIT 99.1

T-Mobile US Reports Third Quarter 2013 Results and Leads the Industry in Phone Customer Acquisition for the Second Consecutive Quarter

Adds more than 1.0 million net customers including 648,000 branded postpaid net customer additions

Third Quarter 2013 Highlights Include:

•	Total net customer additions of more than 1.0 million

•	672,000 total branded net customer additions with 643,000 branded postpaid phone net additions in Q3 - leading the industry for the second straight quarter

◦	Total branded postpaid net additions of 648,000

◦	Return to branded prepaid customer growth with 24,000 branded prepaid net customer additions

•	Continued low branded postpaid churn of 1.7%

•	Delivered second consecutive quarter of sequential service revenue growth

•	Adjusted EBITDA of $1.344 billion, up 6.2% quarter-over-quarter on a pro forma combined basis

•	Nationwide 4G LTE network coverage with 203 million people covered in 254 metro areas

•	Successful execution of major Un-carrier initiatives including:

◦	Launched a groundbreaking approach to more frequent phone upgrades with JUMP! ™

◦	Launched Simple Choice global data, making “the world your network - at no extra charge” by including global unlimited data and texting in 100+ countries in every Simple Choice plan

◦	Un-leashed Tablets and revolutionized how customers buy and use tablets with free data for life

•	Rapid progress with the integration of MetroPCS - already expanded MetroPCS brand into 15 new markets

◦	More than 1.5 million MetroPCS customers on the T-Mobile network

◦	Expanding the MetroPCS brand into an additional 15 markets on November 21

•	T-Mobile is increasing customer outlook and reaffirming financial guidance for 2013

BELLEVUE, Wash. - November 5, 2013 - T-Mobile US, Inc. (NYSE: TMUS) today reported third quarter 2013 results demonstrating that its Un-carrier strategy is successfully delivering results. The company has aggressively focused on eliminating customer pain points and it is subsequently seeing continued growth in its total and branded customer base due to the successful execution of this strategy.

T-Mobile reported more than 1 million net customer additions with 672,000 total branded net customer additions for the quarter, including branded postpaid net additions of 648,000 and branded prepaid net additions of 24,000. The branded postpaid net additions continue the strong momentum from the second quarter, driven by continued low branded postpaid churn of 1.7% and an 8% quarter-over-quarter increase in branded postpaid gross additions.

“T-Mobile’s Un-carrier approach is resonating with consumers. We added more than 1 million customers and led the industry with 643,000 branded postpaid phone additions because we are fixing the things that drive customers crazy,” said John Legere, President and CEO of T-Mobile. “Part of our customer momentum comes from the MetroPCS acquisition. With MetroPCS we are making great progress, including the planned additional expansion of the MetroPCS brand into another 15 additional markets by November 21. Our momentum is great and we have confidence that we can continue to deliver sustainable and profitable growth.”

Executing on the Un-Carrier strategy to drive results:
T-Mobile began rolling out its Un-carrier offers in March 2013. The company’s key Un-carrier initiatives were as follows:

•
On March 26, 2013, the Company announced its radically simplified unlimited “Simple Choice” service plan with no annual contract. Device financing with the Equipment Installment Plan (EIP) provides customers with low out-of-pocket costs on some of the most popular devices available in the US wireless industry.

•	On April 12, 2013, T-Mobile began selling the iPhone at all company-owned stores in combination with the new Simple Choice service plan.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
On July 10, 2013, the Company unveiled JUMP!, a groundbreaking approach to more frequent phone upgrades. T-Mobile already has more than 2.2 million JUMP! net enrollments. At the same time T-Mobile launched Simple Choice for Family, which lets families get rid of annual contracts and offers affordable service plans with no credit checks.

•
On September 20, 2013, T-Mobile started selling the iPhone 5s and 5c with very attractive introductory prices of $99 down and $0 down, respectively. Total smartphone sales, including sales to branded prepaid customers, were a record 5.6 million units in the third quarter of 2013, equivalent to 88% of total units sold, up from 86% in the second quarter of 2013. This represents a penetration of 78% of the total branded customer base, up from 74% at the end of the second quarter of 2013.

•
On October 9, 2013, the Company announced that it would make “the world your network - at no extra charge” - with unlimited data and texting worldwide in 100+ countries for Simple Choice and business customers. At the same time T-Mobile announced that it had delivered nationwide 4G LTE in 233 metro areas covering 202 million people. Since then coverage has increased to 254 metro areas covering 203 million people.

•
On October 23, 2013, the Company un-leashed tablets and revolutionized how customers buy and use tablets with free data for life. Customers will get 200 MB of free data every month with any tablet. T-Mobile also announced it will carry the iPad Air and iPad mini, beginning in November, starting at $0 down with 24 monthly device payments for qualifying postpaid customers.

In October 2013 the Company completed the previously announced acquisition of 10 MHz of Advanced Wireless Services (AWS) spectrum from U.S. Cellular for $308 million in cash. The purchased AWS spectrum covers a total of 32 million people in 29 markets in the Mississippi Valley region, including St. Louis, Nashville, Kansas City, Memphis, Lexington, Little Rock, Birmingham, New Orleans, and Louisville.

Operational and Financial Highlights
T-Mobile ended the third quarter of 2013 with more than 45 million customers, an increase of 1.023 million customers from the end of the second quarter of 2013. T-Mobile significantly grew its total branded customer base, with 672,000 net customer additions during the quarter. Branded postpaid net customer additions of 648,000 continue the strong momentum seen in the second quarter, reflecting continued low branded postpaid churn and significantly higher gross additions. With 643,000 branded postpaid phone net additions T-Mobile led the US wireless industry again in the third quarter of 2013. The Company’s network modernization program and strong execution of its Un-carrier strategy contributed to a continued low branded postpaid churn rate of approximately 1.7% for the quarter, up slightly from the second quarter of 2013 due to seasonal factors and an improvement of approximately 60 basis points from 2.3% in the third quarter of 2012. The branded prepaid business returned to growth with 24,000 branded prepaid net customer additions in the third quarter.

During the quarter, the quality of T-Mobile’s customer base and receivables portfolio continued to improve as a result of the Un-carrier strategy implementation, and the effect of credit tightening over the last fifteen months. Bad debt expenses decreased by 32% year-over-year. 53% of EIP receivables were classified as Prime at the end of third quarter of 2013, compared to 43% at the end of 2012. Additionally, the average application credit score increased by 31% year-over-year.

Total revenues increased by 7.4% quarter-over-quarter primarily due to the inclusion of MetroPCS results for the full quarter and higher equipment revenues due to record smartphone sales. On a pro forma combined basis, total revenues for the third quarter of 2013 grew by 0.6% quarter-over-quarter. The mix of branded postpaid customers on Value or Simple Choice plans was 61% as of September 30, 2013, up from 50% as of June 30, 2013.

Service revenues for the third quarter grew by 8.0% quarter-over-quarter primarily due to growth of the Company’s subscriber base and the inclusion of MetroPCS results for the full quarter. On a pro forma combined basis, T-Mobile’s service revenues have grown in each of the last two quarters reflecting the growth of the Company’s postpaid subscriber base.

Branded postpaid average revenue per user (ARPU) decreased quarter-over-quarter by $1.40 to $52.20, primarily as a result of the continued rapid adoption of Value and Simple Choice plans, which deliver lower ARPU due to lower service charges compared to traditional plans bundled with a discounted handset. This trend was offset to some extent by increased data attach, that is the percentage of customers choosing at least 2 GB of high-speed data attach. Branded

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

prepaid ARPU for the third quarter of 2013 decreased quarter-over-quarter by $0.26 to $35.71 on a pro forma combined basis.

Adjusted EBITDA improved by 6.2% over the second quarter of 2013 on a pro forma combined basis, reflecting lower promotional expenditures compared to the second quarter of 2013 and overall strong cost control as demonstrated by lower branded cost per gross addition (CPGA) and branded cost per user (CPU).

Cash capital expenditures for the third quarter of 2013 were $1.0 billion, supporting the ongoing network modernization.

MetroPCS Combination

T-Mobile has continued to make rapid progress on the integration of MetroPCS. On July 25, 2013, the Company announced the strategic expansion of the MetroPCS brand with the planned launch of 15 new geographic markets and had already launched more than 1,300 distribution points in these new markets at the end of the third quarter 2013. The Company expects to launch the MetroPCS brand in 15 further markets on November 21, bringing the total of expansion markets to 30 by the end of this month.

The Company began selling T-Mobile-compatible devices to MetroPCS customers in the second quarter through MetroPCS branded distribution points and has already transitioned more than 1.5 million new and existing MetroPCS customers to the T-Mobile network.

Additionally, the Company has already combined MetroPCS’ 4G LTE spectrum in Las Vegas with T-Mobile’s network and spectrum, doubling the LTE spectrum deployment and dramatically increasing data speeds for both T-Mobile and MetroPCS customers with capable devices. The Company expects to repurpose additional MetroPCS 4G LTE spectrum in other cities, including New York City, before the end of the year, thereby expanding the channel size of T-Mobile’s 4G LTE network to at least 10+10 MHz in 40 out of Top 50 markets by year-end 2013.

2013 Outlook Guidance

For the full year of 2013, T-Mobile reaffirms previous guidance of Adjusted EBITDA on a pro forma combined basis, including MetroPCS results for the full year, to be in the range of $5.2 to $5.4 billion. Cash capital expenditures are expected to be in the range of $4.2 to $4.4 billion on a pro forma combined basis.

With the success of our Simple Choice plan and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2013 are expected to be between 1.6 to 1.8 million, up from the prior guidance of 1.0 to 1.2 million. With this growth, and rate plan migrations, the penetration of Value/Simple Choice plans in the branded postpaid base is projected to be between 65% and 75% by the end of 2013, up from the prior guidance of 60% to 70%.

Quarterly Financial Results
For more details on T-Mobile’s third quarter 2013 financial results, including its “Investor Quarterly” and detailed financial tables including the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

Pro forma combined measures presented in this release include the combined results of T-Mobile USA and MetroPCS following the business combination. See Investor Quarterly for further details.
About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: "TMUS") is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G and 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Wash., T-Mobile US provides services through its subsidiaries and operates its flagship

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

brands, T-Mobile and MetroPCS. It currently serves approximately 45 million wireless subscribers and provides products and services through 70,000 points of distribution. For more information, please visit http://www.t-mobile.com.

Q3 2013 Earnings Conference Call
T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the third quarter 2013 on Tuesday, November 5, 2013 at 9:00 a.m. Eastern Time (ET).

T-Mobile Conference Call Information:
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	7661786
Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 7661786.

Forward-Looking Statements
This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-MOBILE US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Calculation of Adjusted EBITDA:
Net income (loss)	$200	$207	$(7,735)	$(8)	$107	$(16)	$(36)
Adjustments:
Interest expense to affiliates	171	151	165	174	178	225	183
Interest expense	—	—	—	—	51	109	151
Interest income	(15)	(18)	(20)	(24)	(35)	(40)	(50)
Other (income) expense, net	16	(23)	(15)	27	6	(118)	7
Income tax expense	125	135	12	78	72	21	42
Operating income (loss)	497	452	(7,593)	247	379	181	297
Depreciation and amortization	747	819	825	796	755	888	987
Impairment charge	—	—	8,134	—	—	—	—
MetroPCS transaction and integration costs	—	—	—	7	13	26	12
Restructuring costs	6	48	36	(5)	31	23	—
Stock-based compensation	—	—	—	—	—	6	48
Other, net (1)	24	19	(176)	3	—	—	—
Adjusted EBITDA	$1,274	$1,338	$1,226	$1,048	$1,178	$1,124	$1,344

Adjusted EBITDA of MetroPCS (2)	262	477	466	307	291	141	—
Pro Forma Combined Adjusted EBITDA	$1,536	$1,815	$1,692	$1,355	$1,469	$1,265	$1,344

(1)
Other, net for the year ended December 31, 2012 represents transaction-related retention costs from the terminated AT&T acquisition of T-Mobile USA, Inc., gains/losses on intangible assets, and other material transactions. Other, net transactions may not agree in total to the other, net classification in the Consolidated Statements of Comprehensive Income due to certain routine operating activities that are not excluded from Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for Q2 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For Q1 2013 and earlier periods the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

“Adjusted EBITDA” is a non-GAAP financial measure, which is defined as earnings before interest expense (net of interest income), tax, depreciation, amortization, stock compensation and excludes transactions that are not reflective of T-Mobile's ongoing operating performance. In a capital-intensive industry such as wireless telecommunications, T-Mobile believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of its operating performance. Adjusted EBITDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. T-Mobile uses Adjusted EBITDA as an integral part of our planning and internal financial reporting processes, to evaluate the performance of our business by senior management and to compare its performance with that of many of our competitors. T-Mobile believes that net income (loss) is the financial measure calculated and presented in accordance with GAAP that is the most directly comparable to Adjusted EBITDA. Adjusted EBITDA excludes transactions that are not reflective of T-Mobile's ongoing operating performance and is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

The following schedule reflects the Branded CPGA calculation and provides a reconciliation of cost of acquiring branded customers used for the Branded CPGA calculation to customer acquisition costs reporting on our condensed consolidated statements of income:

(in millions, except gross customer additions and CPGA)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Calculation of CPGA:
Customer acquisition expenses	$749	$751	$823	$963	$737	$1,028	$1,039
Add: Loss on equipment sales
Equipment sales	(535)	(435)	(554)	(718)	(606)	(1,379)	(1,467)
Cost of equipment sales	845	745	866	981	886	1,936	2,015
Total loss on equipment sales	310	310	312	263	280	557	548
Less: Loss on equipment sales related to customer retention	(203)	(228)	(232)	(240)	(195)	(415)	(363)
Loss on equipment sales related to customer acquisition	107	82	80	23	85	142	185
Cost of acquiring new branded customers	$856	$833	$903	$986	$822	$1,170	$1,224
Divided by: Gross branded customer additions (in thousands)	2,334	1,985	2,365	2,399	2,411	3,590	3,989
Branded CPGA	$367	$420	$382	$411	$341	$326	$307

Branded Cost Per Gross Addition (“Branded CPGA”) is determined by dividing the costs of acquiring new customers, consisting of customer acquisition expenses plus the loss on equipment sales related to acquiring new customers for the specified period, by gross branded customer additions during the period. The loss on equipment sales related to acquiring new customers consists primarily of the excess of handset and accessory costs over related revenues incurred to acquire new customers. Additionally, the loss on equipment associated with retaining existing customers is excluded from this measure as Branded CPGA is intended to reflect only the acquisition costs to acquire new customers. Branded CPGA is utilized by our management to evaluate our operating performance.

The following schedule reflects the Branded CPU calculation and provides a reconciliation of the cost of serving customers used for the Branded CPU calculation to total network costs plus general and administrative costs reported on our condensed consolidated statements of income:

(in millions, except average number of customers and CPU)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Calculation of CPU:
Network costs	$1,196	$1,178	$1,141	$1,146	$1,109	$1,327	$1,444
Add: General and administrative expenses	970	871	840	829	769	819	894
Add: Loss on equipment sales related to customer retention	203	228	232	240	195	415	363
Total cost of serving customers	$2,369	$2,277	$2,213	$2,215	$2,073	$2,561	$2,701
Divided by: Average number of branded customers (in thousands)	27,038	26,736	26,517	26,234	26,053	32,327	35,961
Branded CPU	$29	$28	$28	$28	$26	$26	$25

Branded Cost Per User (CPU) is determined by dividing network costs and general and administrative expenses plus the loss on equipment sales unrelated to customer acquisition, by the sum of the average monthly number of branded customers during such period. Additionally, the cost of serving customers includes the costs of providing handset insurance services. Branded CPU is utilized by our management to evaluate our operating performance.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data presented solely for informational purposes to provide comparative customer and financial trends for the combined company resulting from the combination of T-Mobile USA and MetroPCS.  The pro forma combined amounts were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X.

Pro Forma Combined Reconciliations

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Service Revenues
T-Mobile (1)	$4,444	$4,381	$4,261	$4,127	$4,005	$4,756	$5,138
MetroPCS	1,159	1,159	1,122	1,100	1,101	366	—
Total service revenues	$5,603	$5,540	$5,383	$5,227	$5,106	$5,122	$5,138

Branded Revenues
T-Mobile (1)	$4,198	$4,127	$4,021	$3,890	$3,766	$4,526	$4,896
MetroPCS	1,159	1,159	1,122	1,100	1,101	366	—
Total branded revenues	$5,357	$5,286	$5,143	$4,990	$4,867	$4,892	$4,896

Branded Prepaid Revenues
T-Mobile (1)	$377	$414	$450	$474	$503	$1,242	$1,594
MetroPCS	1,159	1,159	1,122	1,100	1,101	366	—
Total branded prepaid revenues	$1,536	$1,573	$1,572	$1,574	$1,604	$1,608	$1,594

Revenues
T-Mobile (1)	$5,034	$4,883	$4,893	$4,909	$4,677	$6,228	$6,688
MetroPCS	1,277	1,281	1,259	1,284	1,287	423	—
Total revenues	$6,311	$6,164	$6,152	$6,193	$5,964	$6,651	$6,688

(in millions)	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013
Cash Capex - Property and Equipment

T-Mobile (1)	747	539	717	898	1,076	1,050	1,017
MetroPCS	144	182	262	258	154	61	—
Total Cash Capex - Property and Equipment	$891	$721	$979	$1,156	$1,230	$1,111	$1,017

(1) The second quarter of 2013 represents the results for T-Mobile USA for April 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com